Exhibit 99.1

PRESS RELEASE
Investor Relations:		Media:

New York:	+1 (917) 663 2233	Lausanne:	+41 (0)58 242 4500

Lausanne:	+41 (0)58 242 4666

Philip Morris International Inc. (PMI) Shares Outlook and Growth Strategies

at Investor Day; Revises Forecast for 2010 Full-Year EPS

NEW YORK, June 23, 2010 — Philip Morris International Inc.’s (NYSE / Euronext Paris: PM) senior management will offer its perspective on the company’s business and long-term growth strategies at a two-day investor meeting starting today at approximately 9:00 a.m. (Swiss time) at its Operations Center in Lausanne, Switzerland.

PMI revised its forecast for 2010 full-year reported diluted earnings per share to a range of $3.70 to $3.80, based on prevailing exchange rates. Reported diluted earnings per share are projected to increase by approximately 14% to 17%, compared to $3.24 in 2009, up from the 10% to 13% range projected in April 2010. This higher projection, compared to the April 2010 guidance, reflects an improved business outlook, in particular with regards to Japan, and the positive impact of the reversal of certain tax provisions, offset by adverse currency of $0.20 per share. This guidance excludes the impact of any potential future acquisitions, asset impairment and exit cost charges, and any unusual events.

Presenting at the meeting are Louis C. Camilleri, Chairman of the Board and Chief Executive Officer, Hermann Waldemer, Chief Financial Officer, André Calantzopoulos, Chief Operating Officer, Jacek Olczak, President, European Union Region, Miroslaw Zielinski, President, Eastern Europe, Middle East & Africa Region and PMI Duty Free, James R. Mortensen, President, Latin America & Canada Region, Matteo Pellegrini, Asia Region, and Martin King, Senior Vice President, Operations.

Highlights of the presentations include details concerning the:

•	Strategies for growth in its EU, EEMA, Asia and Latin America & Canada Regions;
•	Announced October 2010 excise tax increase in Japan;
•	Recently announced strategic direct leaf purchasing initiative in Brazil;
•	Previously announced additional cumulative leaf costs of approximately $600 to $650 billion;
•	Previously announced cumulative gross productivity and cost savings program of $1.55 billion over the three-year, 2008-2010, period;
•	Previously announced working capital improvement program of $750 million to $1 billion over the three-year, 2010-2012, period; and
•	Operating and free cash flow;

The presentations and Q&A sessions will be webcast live both days, in local Swiss time, in a listen-only mode beginning today, at approximately 9:00 a.m. and concluding at approximately 5:00 p.m. The webcast will resume tomorrow, June 24, 2010, at approximately 8:40 a.m. and conclude at approximately 10:45 a.m. An archive of the webcast will be made available until Friday, July 23, 2010, at www.pmi.com. An audio replay in MP3 format will also be available within 24 hours after the event on the company’s Web site. A copy of remarks and slides will be made available at www.pmi.com at the start of each presentation.

The presentations may contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended March 31, 2010. PMI cautions that it does not undertake to update any forward-looking statements that it may make, except in the normal course of its public disclosure obligations.

About Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI has more than 77,000 employees and its products are sold in approximately 160 countries. In 2009, the company held an estimated 15.4% share of the total international cigarette market outside of the U.S., or 26% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.